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                                                                 Exhibit 10.30

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN
                               ENDOREX CORPORATION
                                       AND
                                   COLIN BIER

         Agreement made this ___th day of ______, 2001, between Endorex Corporation, a Delaware corporation (the "Company") and Colin Bier (the "Executive").

         The Company desires to employ the Executive as its Chief Executive Officer and Chairman of the Board of the Directors, and the Executive desires to be employed by the Company in that capacity.

         The Company and the Executive desire to set forth in this Agreement the terms and conditions on which the Executive will be employed by the Company as its Chief Executive Officer and Chairman of the Board of Directors.

         Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       EMPLOYMENT

         The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.       TERM

         The employment of the Executive by the Company under this agreement shall commence on _________, 2001 (the "Effective Date"). Subject to the provisions of Section 10 of this Agreement, the term of Executive's employment hereunder shall be for an initial term of three (3) years from the Effective Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least thirty (30) days prior to the expiration of the Initial Term, or a Renewal Period, of such party's election not to extend this Agreement. References herein to the "Term" shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

3.       POSITION AND DUTIES

         The Executive shall serve as Chief Executive Officer and Chairman of the Board of Directors (the "Board") of the Company, and shall have such responsibilities and authority consistent with those positions as may, from time to time, be assigned to the Executive by the Board. The Executive shall devote all his working time and efforts to the business and affairs of the Company. Executive may not accept directorships in for-profit corporations, whether public

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or private, without prior written authorization from the Board or the
Executive Committee of the Board.

4.       PLACE OF PERFORMANCE

         In connection with the Executive's employment by the Company, the Executive shall initially be based out of his home office in Montreal, Canada, but shall be expected to spend a significant portion of time working at the principal executive offices of the Company, currently located in Lake Forest, Illinois.

5.       COMPENSATION AND RELATED MATTERS

         (a) SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at a rate of not less than $275,000.00 (U.S.) per annum in equal monthly or other installments. The Executive's salary shall be subject to an annual review near or shortly after the end of each calendar year during the Term of this Agreement.

         (b) BONUSES. The Executive shall be entitled to an annual bonus of up to 50% of his base salary based upon meeting mutually acceptable objectively measurable milestones. The Company's assessment of the Executive's achievement of the milestones shall be issued to the Executive within a reasonable time after the conclusion of the bonus period being assessed.

         (c) EXPENSES. The Company will reimburse all of the Executive's reasonable out of pocket expenses associated with Company business travel between Montreal and Illinois, and Company business-related travel, lodging and meals in Illinois incurred by the Executive during the first 120 days of the Term upon presentation and acceptance of reports and receipts according to present Company policy. Thereafter, the Executive's business-related expenses, if any, shall be reimbursed according to the program or policy implemented by the Board committee appointed by and working in conjunction with the Executive. The Executive's routine, incidental Company related business expenses associated with maintaining a home office, including office supplies and long distance toll charges, will be paid for by the Company via the use of a Company credit card, provided one is available, or if one is not available upon presentation and acceptance of reports and receipts according to present Company policy.

         (d) STOCK OPTIONS. As of the Effective Date, the Company shall grant the Executive, pursuant to the Company's Amended and Restated 1995 Omnibus Incentive Plan (the "Plan"), an option to purchase 700,000 shares of the Company's common stock (the "Option Shares") at a purchase price equal to the fair market value of the shares on the Effective Date (the "Exercise Price"), under the terms and conditions set forth in the Plan and the Company's standard Notice Of Grant of Stock Option, and the exhibits thereto, which shall be provided to the Executive upon the date of the stock option grant provided for herein. The Options Shares shall vest as follows, as long as the Executive is employed by the Company on such vesting dates: 200,000 of the Option Shares shall vest and become exercisable on the Effective Date (the "Initially Vested Option Shares"); 175,000 of the Option Shares shall vest and become exercisable on the first anniversary of the Effective Date; 175,000 of the Option Shares shall vest and become


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exercisable on the second anniversary of the Effective Date; and 150,000 of the Option Shares shall vest and become exercisable on the third anniversary of the Effective Date.

         In the event of the Executive's resignation for any reason or termination of the employment by the Company for Cause, as defined below, the Company shall have the right (the "Repurchase Right"), but not the obligation, to purchase the unexercised Initially Vested Option Shares, or any portion thereof, at a purchase price of $0.01 per unexercised Option Share, or to purchase the exercised Initially Vested Option Shares, or any portion thereof, at the Exercise Price paid by the Executive. The Company's Repurchase Right shall lapse as to 25,000 of the Initially Vested Option Shares for each full month of Executive's employment by the Company following the Effective Date.

         (e) OTHER BENEFITS. The Company shall provide to Executive paid medical (including for the benefit of the dependents of Executive), long-term disability and life insurance up to $1,000,000. In addition, the Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, each pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

         (f) VACATIONS. The Executive shall be entitled to four (4) weeks of paid vacation in each year of his employment or whatever period is provided for by the Company's written policy, whichever is greater. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

         (g) SERVICES FURNISHED. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services in the Company's principal offices as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof. Employee acknowledges that he presently maintains a home office with all equipment necessary to perform the duties of his position from his home office, and further acknowledges that the Company will not be responsible for the cost of purchasing or replacing any such equipment.


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6.       OFFICES

         The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a Director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by Article VII of the Company's By-Laws. Executive agrees that, upon termination of his employment with the Company for any reason whatsoever, he will resign from all positions as an executive officer and Director of the Company and all of its subsidiaries.

7.       CONFIDENTIAL INFORMATION

         Executive covenants and agrees that he will not (except as required in the course of his employment), while in the employment of the Company or thereafter, communicate or divulge to, or use for the benefit of himself, or any other person, firm, association or corporation, without the consent of the Company, any information concerning any inventions, discoveries, improvements; processes, formulas, apparatus, equipment, methods, trade secrets, research, secret data, costs or uses or purchasers of the Company's products, research activities, or services, or other confidential matters possessed, owned, or used by the Company (collectively "Confidential Information") that may be communicated to, acquired by, or learned of by the Executive in the course of, or as a result of, his employment with the Company. Provided, however, that Confidential Information shall not include information that is or becomes generally known to others in the industry by any means other than a violation of this Section by Executive. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of the Company, which the Company shall use or prepare or come into contact with, shall remain the sole property of the Company and shall be surrendered by the Executive to the Company upon termination of his employment or upon request of the Board.

8.       INVENTIONS DISCOVERED BY EXECUTIVE

         The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the


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Executive's employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive's employment at the rate of $2,000/day. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C.
(S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

9.       COMPETITION

         (a) During the period of the Executive's employment by the Company, and for a period of two (2) years after such employment (regardless of the reasons for termination of employment), Executive will not (i) engage in; (ii) have any interest in any person, firm, or corporation that engages in; or (iii) perform any services for any person, firm, or corporation that engages in direct competition with the Company, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any products that were the subject of research activities, developed, licensed, manufactured, processed, distributed, or sold by the Company, or any of its subsidiaries, at any time during the period of his employment by the Company, in any geographic area in which such business shall be carried on.

         (b) Executive will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company during the period of Executive's employment by the Company and for a period of two (2) years thereafter.

         (c) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

10.      TERMINATION

         (a) Notwithstanding any provision of this Agreement to the contrary, Executive's employment shall terminate upon his death, and the Company at any time may terminate his employment by giving him written notice of such termination (i) for cause, as hereinafter


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defined; (ii) if Executive shall violate any of the provisions of Sections 7 or 8 hereof, or (iii) if Executive shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days. For the purpose of clause (i) of this Section 10, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony, (y) violation of specific written directions issued in good faith by the Board of Directors of the Company, provided, however, no discharge shall be deemed "for cause" under this clause
(y) unless Executive shall have first received written notice from the Board of Directors of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of thirty
(30) days after Executive shall have received such notice, or (z) gross negligence or intentional misconduct by the Executive that could cause material harm to the Company.

         (b) Executive agrees that in the event of his voluntary resignation other than for Good Reason as defined in Section 11, he will offer the board at least 60 days written notice. If Executive terminates his Employment with the Company pursuant to this Section 10(b), the Executive shall only be entitled to any unpaid compensation earned through the last day of Executive's employment.

         (c) In the event that the Company gives notice of its election not to extend the Term for a Renewal Period pursuant to Section 2 above, the Company shall continue to pay the Executive full compensation as defined in Section 5 of this Agreement from the date the Executive receives such notice through the Expiration Date. The Executive shall not be entitled to any additional compensation other than any payments or benefits due under Company policies or benefit plans.

11.      COMPENSATION UPON TERMINATION

         In the event Executive's employment hereunder is terminated other than for cause (as defined in Section 10), disability (as defined in Section 10) or death, or Executive terminates his employment for "Good Reason," he shall be entitled to the following severance benefits: (i) his base salary for six (6) months immediately following such termination (the "Severance Period") (plus, the bonus provided for in Section 5(b) attributable to the year in which termination of employment occurs, provided that such bonus payment shall be pro-rated based on the proportion of the objectives achieved during the portion of the bonus year worked by the Executive) to be paid according to the Company's regular payroll practices, and base salary for an additional six (6) month period commencing six (6) months following such termination (the "Additional Severance Period"), paid according to the Company's regular payroll practices, provided that such additional severance pay shall be reduced by the gross amount of any earnings from employment or consulting received by Executive during the Additional Severance Period (Executive agrees to provide the Company with an accurate account of such earnings received before the issuance of each monthly check during the Additional Severance Period); (ii) continuation medical coverage pursuant to COBRA, at the Company's expense, until the expiration of the Additional Severance Period or until Executive obtains alternative coverage from another source, whichever occurs first (the "Benefits Period"); (iii) during the Benefits Period, a monthly cash payment equal to the Company's cost of providing an individual policy


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term life insurance and group disability coverage for Executive on the terms existing at the time of such termination, plus, during the Severance Period only, a "gross up" payment in the amount necessary to make the receipt of such cash payment tax-neutral to the Executive; (iv) any Standard Option Shares that are unvested at the time of such termination shall vest and become exercisable; (v) any Performance Option Shares that are unvested at the time of such termination, at the discretion of the Board Of Directors, shall vest and become exercisable; and (vi) Executive shall have up to one
(1) year after the effective date of such termination to exercise his stock options (granted under this Agreement or otherwise) (Executive acknowledges that any stock options not exercised within ninety (90) days after such effective date will have been converted to non-qualified options.)

         "Good Reason" shall be defined as any termination by the Executive within thirty (30) days of the occurrence of any of the following events: (i) a material breach of this Agreement by the Company; (ii) a relocation of the Company's principal place of business to a location 40 miles or more from its then current location (it being understood, as set forth in Section 4, that the Executive shall initially be based out of his home office in Montreal, Canada); or (iii) within 30 days of a "Change of Control," as defined below, a material reduction in the Executives duties or responsibilities, or a reduction in the Executive's then current salary, bonus or benefit levels, provided that a failure to maintain the Executive as Chairman of the Board of Directors shall not constitute Good Reason. The Executive shall give the Company 30 days' written notice and opportunity to cure prior to any termination for Good Reason.

         As used herein, a "Change of Control" shall be deemed to occur if. (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company's stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, or (ii) the Board approves any plan or proposal for liquidation or dissolution of the Company.

12.      ASSIGNMENT; BINDING AGREEMENT

         (a) The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest.

         (b) This Agreement, and all rights of the Executive hereunder, shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are earned but unpaid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisees, legatees, or other designee or, if there be no such designee, to the Executive's estate.


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13.      NOTICE

         For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States or Canadian registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Dr. Colin B. Bier
                  677 Dr. Frederik Philips
                  Saint-Laurent (Montreal), Quebec, Canada  H4M2W4

                  If to the Company:

                  Endorex Corporation
                  28101 Ballard Drive, Suite F
                  Lake Forest, IL 60045
                  Attention: Board of Directors

or to such other address as any party may have furnished to the others in writing in accordance herewith' except that notices of change of address shall be effective only upon receipt.

14.      MISCELLANEOUS

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

15.      VALIDITY

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.


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17.      ARBITRATION

         Subject to the specific limitation set forth below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company except that each party shall bear its own attorneys' fees. This Section shall not affect the Company's right to seek equitable relief in connection with Executive's violations or threatened violations of Sections 7, 8 and/or 9 of this Agreement. The parties agree that the exclusive venue for the resolution of such proceedings for equitable relief shall be in the federal and/or state courts located in Lake County, Illinois, and the parties consent to the jurisdiction of such courts.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         Endorex Corporation

                                         By:
                                                  -----------------------------
                                                  Name:
                                                  Title:


                                         --------------------------------------
                                         Colin Bier













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